Exhibit 99.1

For Immediate Release

Contact: Steve Klueg

Senior Vice President &

Chief Financial Officer

(704) 869-3320

steve.klueg@affiniagroup.com

Heather Tamol

Director, Public Relations

(704) 926-1326

HTAMOL@wrayward.com

AFFINIA GROUP COMPLETES

SALE OF GLOBAL CHASSIS GROUP

GASTONIA, N.C. – May 1, 2014 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, announced today that the Company has closed the sale of its global chassis business to an affiliate of Federal-Mogul Corporation. The gross consideration was $150 million.

“The divestiture of our Global Chassis group gives us a greater opportunity to focus on our Global Filtration and Affinia South America segments, both of which provide strong growth opportunities in the markets they serve,” said Keith Wilson, president and chief executive officer for Affinia Group Inc. “We extend our appreciation to the individuals within the Chassis team who helped lead and grow this business group over the years and wish them continued success.”

The chassis business is comprised of over 350 people in five locations, including operations in Oklahoma City, Oklahoma; Ramsey, New Jersey; McHenry, Illinois; Fort Wayne, Indiana and Mississauga, Ontario, Canada.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.4 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

# # #